                        PRESS RELEASE

9 Meters Biopharma Appoints Sarah Liu as Chief Commercial Officer and Al Medwar as Senior Vice President of Investor Relations &
Corporate Communications

RALEIGH, NC / ACCESSWIRE / January 3, 2022 / 9 Meters Biopharma, Inc. (NASDAQ: NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases by studying unique GI biology, announced today the Company has appointed Sarah Liu, MBA, as Chief Commercial Officer and Al Medwar, MBA, as Senior Vice President, Investor Relations & Corporate Communications.

“We are very excited to have such talented individuals, each with lengthy and accomplished pharmaceutical and biotech backgrounds, join the 9 Meters team during this critical time of growth for our company,” said John Temperato, President & Chief Executive Officer of 9 Meters Biopharma. “Ms. Liu’s experience in the rare disease space and her ability to build a global brand will be invaluable as we aim to transition to a commercial-stage company in the coming years. Additionally, Mr. Medwar’s extensive investor relations and corporate development expertise will make him a valuable addition to our team and an important part of our efforts to keep the investment community informed of our progress.”

Ms. Liu added, “I look forward to applying my deep commercialization and strategic planning experience to advance our co-lead candidates for celiac disease and short bowel syndrome and make them available in the near future for patients in need of additional treatment options.”

Ms. Liu comes to 9 Meters from Novartis Gene Therapies, where she was the Vice President and Head of Worldwide New Product Planning and Vice President, Global Marketing. There she led the development of the global commercial strategy for ZOLGENSMA® as well as strategic planning for early-stage gene therapy assets and identification, evaluation and prioritization of internal innovation and business development opportunities. Previously, she served as the Vice President of Commercial Operations and Strategic Planning at Melinta Therapeutics Inc. Ms. Liu led commercial analytics, sales training, strategic planning and operations functions supporting the commercialization of BAXDELA®, VABOMERE®, ORBACTIV® and MINOCIN®. Prior to Melinta, Ms. Liu held marketing leadership roles at Takeda Pharmaceuticals U.S.A. Inc. and Abbott Laboratories. Ms. Liu holds a BA from Northwestern University and an MBA from The Wharton School at the University of Pennsylvania.

Mr. Medwar commented, “9 Meters has a promising pipeline of GI-focused products in a variety of areas where patients have long been underserved. I’m thrilled to be able to return to the GI space after my previous work in the area to help the 9 Meters team continue to progress their products forward and get them closer to patients who need them.”

Mr. Medwar most recently served as Executive Vice President of Corporate & Commercial Development at Aruna Bio, Inc., where he was responsible for investor relations strategy development and implementation and played a significant role in managing the fund-raising process as well as leading business development efforts. Prior to that, Mr. Medwar was Executive Vice President of Global Operations at RDD Pharma, Inc. He spent over 10 years previously at BioDelivery Sciences leading corporate and business development, marketing and investor and public relations through the transition of the company from a development stage to a commercial entity with multiple marketed products. Mr. Medwar began his career in sales and marketing for Glaxo Wellcome. He received a BS from Cornell University and his MBA from the Bentley University Graduate School of Business.

                        PRESS RELEASE
About 9 Meters Biopharma

9 Meters Biopharma is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and several near clinical-stage assets.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-Looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: our ability to recruit, integrate and retain qualified personnel; reliance on research and development partners; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended September 30, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contacts:
Edward J. Sitar, Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Investor Contacts
Al Medwar, Senior Vice President, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577

                        PRESS RELEASE

Media Contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

SOURCE: 9 Meters Biopharma